Exhibit 4b(4)

NOVATION AGREEMENT

THIS AGREEMENT is made on /2 November/ 2009

BETWEEN:

(1)	MAGYAR TELECOM B.V., a company incorporated in The Netherlands (registered number 33286951) whose registered office is situated at Laan van Kronenburg 8, 1183 AS Amstelveen, The Netherlands (the “Borrower”);

(2)	TDCH III ApS, a company incorporated under the laws of Denmark with CVR number 29600732 and having its registered office at Teglholmsgade 1, DK-2450 Copenhagen SV, Denmark (the “Existing Lender”);

(3)	HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED, a company incorporated in the Cayman Islands (registered number 230377) whose registered address is situated at Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, PO Box 1234, Grand Cayman KY1-1108, Cayman Island (the “New Lender”); and

(4)	INVITEL HOLDINGS A/S, a company incorporated under the laws of Denmark with CVR number 31586224 and having its registered office at Teglholmsgade 1, DK-2450 Copenhagen SV, Denmark (the “Parent”).

INTRODUCTION:

(A)	The Borrower has borrowed funds pursuant to a loan agreement dated 2 March 2009 between, among others, the Borrower, the Existing Lender and the Parent (the “Loan Agreement”).

(B)	In accordance with clause 17.2(d) (Assignment and Transfer) of the Loan Agreement the parties agree that the Existing Lender shall transfer by novation all of its rights, benefits and obligations in respect of the Loan Agreement to the New Lender in consideration for EUR34,135,000 (the “Consideration”).

THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Loan Agreement shall, unless otherwise defined therein, have the same meaning when used in this Agreement.

“Effective Date” means the date of Closing as defined in a sale and purchase agreement dated 30 September 2009 between TDC A/S, Hungarian Telecom (Netherlands) Cooperative and the New Lender.

1.2	The headings in this Agreement do not affect its interpretation.

2.	NOVATION

2.1	All parties to this Agreement agree that as of the Effective Date:

(a)	the Existing Lender assigns to the New Lender all of its rights in respect of the Loan Agreement;

(b)	the New Lender assumes the obligations which the Existing Lender may have in respect of the Loan Agreement;

(c)	the Existing Lender is released from its obligations in respect of the Loan Agreement; and

(d)	the New Lender shall become a party to the Loan Agreement as Lender.

2.2	On the Effective Date the New Lender shall pay to the Existing Lender the Consideration in Euro for value on such date.

2.3	Nothing in this Agreement shall oblige the Existing Lender to:

(a)	accept a re-transfer from the New Lender of any rights and obligations transferred under this Agreement; or

(b)	pay for any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Loan Agreement.

3.	REPRESENTATIONS

3.1	The Existing Lender makes the representations listed in the Part A of the Schedule (Representations of the Existing Lender) to this Agreement to the New Lender on the Effective Date.

3.2	The New Lender makes the representations listed in the Part B of the Schedule (Representations of the New Lender) to this Agreement to the Existing Lender on the Effective Date.

4.	RIGHTS OF THIRD PARTIES

4.1	No person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

5.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signature on the counterparts were on a single copy of this Agreement.

6.	GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law. Any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

7.	JURISDICTION

7.1	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”).

7.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

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SCHEDULE

Part A - Representations of the Existing Lender

The Existing Lender represents to the New Lender that:

1.	it is a company duly organised and validly existing under the laws of Denmark and has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement;

2.	this Agreement constitutes a legal, valid and binding obligation and can be enforced by the New Lender against it in accordance with its terms and subject to the Legal Reservations;

3.	it is the sole legal and beneficial owner of, and has good title to, the Loan Agreement free and clear of any encumbrance or other third party right (other than under the Intercreditor Agreement or pursuant to an assignment dated 4 March 2009 in favour of BNP Paribas Trust Corporation UK Limited (as security trustee) which is intended to be released on the Effective Date);

4.	it has not made any prior sale, transfer (by novation or otherwise) or sub participation of its interest in the Loan Agreement;

5.	it has provided to the New Lender the Loan Agreement and all security documentation, subordination agreements and material waivers and amendments executed in connection therewith, in each case currently in effect; and

6.	as at the date immediately preceding the Effective Date, it has fulfilled all of its obligations and satisfied all of its liabilities under the Loan Agreement which have fallen due for performance or satisfaction.

Part B - Representations of the New Lender

The New Lender represents to the Existing Lender that:

1.	it is a company duly organised and validly existing under the laws of the Cayman Islands and has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; and

2.	this Agreement constitutes a legal, valid and binding obligation and can be enforced by the Existing Lender against it in accordance with its terms and subject to the Legal Reservations.

3.

EXECUTED by the parties

Signed for and on behalf of

MAGYAR TELECOM B.V.

/ Lucas Duysens/ Name: L.J.M. Duysens

Title:

Signed for and on behalf of

TDCH III ApS

/Henrik Scheinemann/ /Morten Bull Nielsen/ Name: Henrik Scheinemann / Morten Bull Nielsen

Title:

Signed for and on behalf of

HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED

/Mark Tanguy/ Name: Mark Tanguy

Title: Director

Signed for and on behalf of

INVITEL HOLDINGS A/S

/R Bowker/ /Martin Lea/ Name: Rob Bowker / Martin Lea

Title: Registered Manager / Registered Manager

Name:

Title:

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